Exhibit 10.17
AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment dated as of May 31, 2022 (“Amendment”) is to the Amended and Restated Employment Agreement ("Agreement") dated as of July 8, 2019, between Reynolds Consumer Products LLC (the "Company") and Rachel Bishop ("Employee").

WHEREAS, the Company and the Employee desire to amend the Agreement to provide a new Exhibit A;

WHEREAS, the Company and the Employee have agreed on the terms and conditions set forth on the new Exhibit A; and

NOW, THEREFORE, in consideration of the promises and agreements set forth herein, the Company and the Employee, each intending to be legally bound hereby, do promise and agree as follows:

1.    NEW EXHIBIT A. Exhibit A of the Agreement is hereby deleted in its entirety and replaced with the Exhibit A attached hereto.

2.    OTHER TERMS. Except as provided in Section 1, all terms and conditions of the Agreement remain in effect.

3.    COUNTERPARTS. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.
IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date set forth above.

Reynolds Consumer Products LLC    Employee: Rachel Bishop

By:     /s/ V. Lance Mitchell        Signed: /s/ Rachel Bishop
Name:     V. Lance Mitchell        Print Name: Rachel Bishop

Schedule A

Key Terms of Employment

1.Position: President Tableware Business Unit

2.Primary Location(s): Lake Forest, IL

3.Current Base Salary: $525,000. The Company may adjust Employee’s base salary from time to time. For purposes of Sections 5 and 6 below, “Base Salary” shall be the Employee’s base salary at the time of separation.

4.Current Annual Bonus Target: 65% of Base Salary. The Company may adjust Employee’s annual bonus target from time to time. For purposes of Section 5 below, “Annual Bonus Target” shall be the annual bonus target percentage at the time of separation.

5.Severance Amount/Period: (i) Base Salary, paid in equal installments over 12 months following the Date of Termination except that if (i) a Sale of Business (as defined below) occurs and (ii) within 12 months following the closing of such Sale of Business either (A) Employee is terminated without Cause, or (B) Employee's position is materially reduced in remuneration or scope of duties and Employee terminates Employee's employment, then the Severance Amount shall be (i) two times Base Salary plus (ii) Annual Bonus at Target prorated through Date of Termination, paid in equal installments over 24 months following the Date of Termination. All other terms of Section 5(b)(i) of the Agreement will apply. For purposes of this provision a "Sale of Business" shall mean the sale or other disposition of (x) more than 50% of the shares or other equity interests of the Company or the Company's direct or indirect parent to a non-affiliated party (which shall not include a sale or an offering by Packaging Finance Limited of some or all of its shares in the Company, so long as the remainder of the shares continue to be owned by the public), or (y) more than 50% of the businesses or assets that, as of the most recent year end, generated more than 50% of the Company's EBITDA (as determined in good faith by the Company’s Board of Directors, based on the Company' s regularly prepared financial statements), provided that a disposition as a result of lender foreclosure on assets or pursuant to a bankruptcy or judicially administered reorganization shall not constitute a Sale of Business. Employee’s position shall not be materially reduced by reason of the Company being smaller or having less operations as a result of the Sale of Business so long as Employee’s duties and responsibilities are generally consistent with Employee’s duties and responsibilities prior to the Sale of Business.
6.Other Compensation Programs:

Long-Term Incentive Program Target:    135% of Base Salary

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